UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVANEX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 29, 2004

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Avanex Corporation, a Delaware corporation (“Avanex”), will be held on October 29, 2004, at 10:00 a.m., local time, at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538, for the following purposes:

1.	To elect two Class II directors for a term of three years or until their successors have been duly elected and qualified.

2.	To approve an amendment to Avanex’s 1999 Director Option Plan to increase from 10,000 to 20,000 the number of shares of Common Stock underlying annual option grants to non-employee directors.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only holders of record of Avanex’s Common Stock at the close of business on September 13, 2004, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone as instructed on the enclosed proxy card, or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope. For further details, please see the section entitled “Voting” on page two of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

By Order of the Board of Directors

of Avanex Corporation

Walter Alessandrini

Chairman of the Board of Directors

Fremont, California

September 29, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR BY USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

AVANEX CORPORATION

PROXY STATEMENT

FOR THE

2004 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Avanex Corporation, a Delaware corporation (“Avanex” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Avanex for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 29, 2004, at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538. The telephone number at that location is (510) 897-4188.

This Proxy Statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K are first being mailed on or about September 29, 2004 to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of the Company’s Common Stock at the close of business on September 13, 2004 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 143,996,087 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than five percent of the Company’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” on page 17.

Quorum; Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the Annual Meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card or voted by telephone or by using the Internet.

A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to approve the amendment to Avanex’s 1999 Director Option Plan.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors (Proposal One) or issues requiring approval of a majority of the votes cast (Proposal Two) and, therefore, do not have the effect of votes against the proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions on how to vote from the beneficial owner.

Voting

Voting by Proxy Card.    All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by Telephone or the Internet.    If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. Avanex encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting.    A stockholder may vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Revocability of Proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (1) by filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

Expenses of Solicitation

Avanex will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, electronic mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained the services of Morrow & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies. Avanex will pay Morrow & Co. approximately $5,000 for its services, in addition to reimbursement of its out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the annual meeting of its stockholders to be held in 2005 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2005 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than the Notice Deadline (as defined below), and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company no later than the Notice Deadline, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Proposal One: Election of Directors — Corporate Governance Matters” on page 9.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of the Company no later than the Notice Deadline, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2005 annual stockholder meeting is June 1, 2005.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, or does not send a representative who is qualified under Delaware law to present the proposal on his or her behalf, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Bylaws currently authorize eight directors who are divided into three classes with staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Pursuant to a stockholders’ agreement between Avanex, Corning Incorporated and Alcatel, Avanex has agreed that, so long as Corning owns five percent or more of the outstanding shares of Avanex Common Stock, Avanex will use reasonable efforts to have an individual designated by Corning elected to the Board of Directors of Avanex. Dr. Joseph A. Miller, Jr., Executive Vice President and Chief Technology Officer of Corning, currently serves on the Board of Directors of Avanex as the Corning designee.

Nominees for Class II Directors

Two Class II directors have been nominated for election at the Annual Meeting for a three-year term expiring in 2007. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Todd Brooks and Vinton Cerf for reelection as Class II directors. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the reelection of Mr. Brooks and Dr. Cerf. The Company expects that Mr. Brooks and Dr. Cerf will accept such nominations; however, in the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. The term of office of each person elected as director will continue until such director’s term expires in 2007 or until such director’s successor has been elected and qualified.

Nominees for Class II Directors for Terms Expiring in 2007

Name	Age	Principal Occupation and Business Experience

Todd Brooks	43	Private Investor and Former General Partner at the Mayfield Fund. Mr. Brooks has served on the Company’s Board of Directors since February 1998. Since October 2003, Mr. Brooks has been a private investor. From February 1999 to October 2003, Mr. Brooks was a general partner at the Mayfield Fund, a venture capital firm. From April 1995 to January 1999, Mr. Brooks served as a managing principal with JAFCO America Ventures, a venture capital firm. Mr. Brooks received a B.S. in Chemical Engineering from Texas A&M University, a graduate degree in Chemical Engineering from the University of California at Berkeley and an M.B.A. from the Harvard Business School.

Vinton Cerf	61

Senior Vice President for Technology Strategy for MCI.    Dr. Cerf has served on the Company’s Board of Directors since December 1999. Dr. Cerf has served as the Senior Vice President for

Technology Strategy for MCI (formerly WorldCom, Inc.), a telecommunications company, since September 1998. From January 1996 to September 1998, Dr. Cerf was the Senior Vice President for Internet Architecture and Engineering at MCI. Dr. Cerf also serves on the board of directors of Nuance

Name	Age	Principal Occupation and Business Experience

Communications, Inc. Dr. Cerf received a B.S. in Mathematics from Stanford University, an M.S. in Computer Science from the University of California, Los Angeles, and a Ph.D. in Computer Science from the University of California, Los Angeles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES LISTED ABOVE.

Information Regarding Other Directors Continuing in Office

Incumbent Class III Directors Whose Terms Expire in 2005

Name	Age	Principal Occupation and Business Experience

Joel A. Smith III	59	Dean of Darla Moore School of Business of the University of South Carolina. Mr. Smith has served on the Company’s Board of Directors since December 1999. Mr. Smith has been the dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to the present. Previously, Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith serves on the boards of directors of Carolina National Bank & Trust Co. and NetBank, Inc. Mr. Smith received a B.A. from the University of the South in Sewanee, Tennessee.

Susan Wang	53	Former Chief Financial Officer of Solectron Corporation. Ms. Wang has served on the Company’s Board of Directors since December 2002. Ms. Wang previously served as Executive Vice President of Corporate Development, Chief Financial Officer, and Corporate Secretary of Solectron Corporation, a provider of supply-chain and product life-cycle services to original equipment manufacturers, from October 1984 through May 2002. Before joining Solectron, she held positions with Xerox Corporation, Westvaco Corporation and Price Waterhouse & Co. Ms. Wang serves on the boards of directors of Calpine Corporation, Altera Corporation and Nektar Therapeutics. Ms. Wang received her B.B.A. in accounting from the University of Texas and her M.B.A. from the University of Connecticut.

Syrus P. Madavi	55	Former President and Chief Operating Officer of JDS Uniphase. Mr. Madavi has served on the Company’s Board of Directors since November 2003. Mr. Madavi served as President and Chief Operating Officer of JDS Uniphase, an optical technology company, from July 2002 to October 2003 and as a member of its board of directors from November 2002 to October 2003. From August 2000 until April 2002, Mr. Madavi served as Vice President and then Senior Vice President of Texas Instruments Inc. Mr. Madavi was President and Chief Executive Officer of Burr-Brown Corporation from March 1994 until its acquisition by Texas Instruments Inc. in August 2000. Mr. Madavi

Name	Age	Principal Occupation and Business Experience

also served as chairman of the board of directors of Burr-Brown Corporation from 1998 until August 2000. Prior to joining Burr-Brown Corporation, Mr. Madavi was employed at Raytheon Corporation from 1990 to 1994, where he served as President of the Semiconductor Division during his final two years. Mr. Madavi also served as Corporate Vice President and General Manager of Honeywell Signal Processing Technologies from 1984 to 1989. Mr. Madavi serves on the boards of directors of Centellium Communications, Inc. and Metalink Ltd. Mr. Madavi holds a B.S.E.E. degree and an M.S. in Computer Science from Stevens Institute of Technology, and an M.B.A. in Finance from the University of California at Los Angeles.

Incumbent Class I Directors Whose Terms Expire in 2006

Name	Age	Principal Occupation and Business Experience

Walter Alessandrini	57	Chairman of the Board of Directors. Dr. Alessandrini has served on the Company’s Board of Directors since March 1999 and as Chairman of the Board of Directors since September 2000. He also served as Chief Executive Officer from November 2002 to August 2004, Chairman of the Company from July 2001 to September 2002, Chief Executive Officer from March 1999 through June 2001 and President from March 1999 until September 2000. Dr. Alessandrini was President and Chief Executive Officer of Pirelli Cables and Systems North America LLC, a manufacturer of cables and communications systems, from November 1996 to March 1999. Dr. Alessandrini received a doctorate degree in Mechanical Engineering from the University of Genoa, Italy.

Joseph A. Miller, Jr.	62	Executive Vice President and Chief Technology Officer, Science and Technology of Corning Incorporated. Dr. Miller has served on the Company’s Board of Directors since October 2003. Dr. Miller has served as Senior Vice President and Chief Technology Officer of Corning Incorporated, a provider of optical fiber, cable and hardware and equipment products for the telecommunications industry, since 2001. In 2002, Dr. Miller was appointed by Corning to serve as Executive Vice President and Chief Technology Officer, Science and Technology. Prior to joining Corning, Dr. Miller was with E.I. DuPont de Nemours, Inc. where he served as Chief Technology Officer and Senior Vice President for Research and Development beginning in 1994. He began his career with DuPont in 1966. Dr. Miller received a B.S. from Virginia Military Institute and a Ph.D. in Chemistry from Pennsylvania State University. He is a member of numerous science and technology organizations including the National Science Board, National Academy of Engineering, American Association for the Advancement of Science-Fellow and the Industrial Research Institute.

Jo S. Major, Jr.	42	President and Chief Executive Officer. Dr. Major has served on the Company’s Board of Directors and as its President and Chief

Name	Age	Principal Occupation and Business Experience

Executive Officer since August 2004. From February 2001 to August 2004, he served in various management roles in the Active Components Group of JDS Uniphase, an optical technology company, including Senior Vice President, Component Products Group, and Vice President, Active Components Business Unit. Dr. Major was employed by SDL, Inc. in a variety of technical managerial positions from 1990 to February 2001, when SDL was acquired by JDS Uniphase. Dr. Major holds a B.S., with high honors, M.S. and Ph.D. from the University of Illinois, and has been granted industry awards for the development of 980nm lasers, high power near-infrared lasers, Raman amplifiers and high performance laser packaging. Dr. Major was an Intel Fellow from 1988 to 1990.

Board Meetings and Committees

During the fiscal year ended June 30, 2004, the Board of Directors of the Company met 23 times, and no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member, except for Dr. Cerf and Dr. Miller, who were unable to attend certain meetings due to extenuating circumstances.

The Company’s Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, an Option Committee and a Corporate Governance and Nominating Committee.

Audit Committee.    The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Brooks, Dr. Cerf, Dr. Miller, Mr. Smith and Ms. Wang, each of whom is “independent” as such term is defined for audit committee members by the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that each of Mr. Smith and Ms. Wang is an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission (the “SEC”). The Audit Committee met four times during the fiscal year ended June 30, 2004. The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, and assisting the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s internal accounting and financial controls, (3) the Company’s compliance with legal and regulatory requirements, and (4) the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our website at http://www.avanex.com under “Investors — Governance — Committee Charters.”

Compensation Committee.    The Compensation Committee currently consists of Mr. Madavi, Mr. Smith and Ms. Wang, each of whom is “independent” as defined by the listing standards of the Nasdaq Stock Market. The Compensation Committee met five times during the fiscal year ended June 30, 2004. The Compensation Committee is primarily responsible for evaluating and approving the compensation and benefits for the Company’s executive officers, administering the Company’s 1998 Stock Plan and 1999 Employee Stock Purchase Plan and performing such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our website at http://www.avanex.com under “Investors — Governance — Committee Charters.”

Option Committee.    The Option Committee currently consists of Dr. Major. The Option Committee is responsible for granting options to purchase Common Stock of the Company, on behalf of the Board of Directors, to employees other than officers and directors, pursuant to guidelines established by the Compensation Committee. The Option Committee fulfilled all of its duties through actions by written consent during the fiscal year ended June 30, 2004. The Option Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our website at http://www.avanex.com under “Investors — Governance — Committee Charters.”

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee currently consists of Mr. Brooks, Dr. Cerf, Mr. Madavi, Dr. Miller and Ms. Wang, each of whom is “independent” as defined by the listing standards of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee met three times during the fiscal year ended June 30, 2004. The Corporate Governance and Nominating Committee is responsible for (1) reviewing and making recommendations to the Board of Directors regarding matters concerning corporate governance, (2) reviewing the composition and evaluating the performance of the Board of Directors, (3) recommending persons for election to the Board of Directors and evaluating director compensation, (4) reviewing the composition of committees of the Board of Directors and recommending persons to be members of such committees, (5) reviewing conflicts of interest of members of the Board of Directors and corporate officers and (6) performing such other duties as may from time to time be determined by the Board of Directors. The Corporate Governance and Nominating Committee’s policy is to consider recommendations of candidates for the Board of Directors submitted by the stockholders of the Company. For more information see the discussion in “Corporate Governance Matters” on page 9. The Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our website at http://www.avanex.com under “Investors — Governance — Committee Charters.”

Director Compensation

Cash Compensation.    Each director receives an annual retainer of $16,000 per year in cash compensation for service on the Board of Directors. In addition, directors receive the following cash compensation for service on committees of the Board of Directors: chair of the Audit Committee, $12,000 per year; chairs of the Compensation Committee and Corporate Governance and Nominating Committee, $8,000 per year; member of the Audit Committee, $6,000 per year; member of the Compensation Committee and Corporate Governance and Nominating Committee, $4,000 per year.

Option Grants.    Directors are also eligible to receive options to purchase the Company’s Common Stock pursuant to the Company’s 1998 Stock Plan and 1999 Director Option Plan. The 1999 Director Option Plan provides for annual automatic grants of nonstatutory stock options to continuing non-employee directors who beneficially own less than one percent of the voting power represented by the outstanding securities of Avanex. Under the 1999 Director Option Plan, each such director receives a nonstatutory stock option grant of 40,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors (an “Initial Grant”). On the date of each annual stockholders’ meeting, each individual who is at the time continuing to serve as a non-employee director meeting the criteria described above is automatically granted an option to purchase 10,000 shares of the Company’s Common Stock (a “Subsequent Grant”). Proposal Two, if approved, will amend the 1999 Director Option Plan to increase from 10,000 to 20,000 the number of shares of Common Stock underlying a Subsequent Grant (see a description of Proposal Two on page 11). All options automatically granted to directors under the 1999 Director Option Plan have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Each Initial Grant vests and becomes exercisable in four equal annual installments, and each Subsequent Grant vests and becomes exercisable on the first anniversary of the grant date.

During the fiscal year ended June 30, 2004, the Company granted a Subsequent Grant to each of Mr. Brooks, Dr. Cerf, Mr. Smith and Ms. Wang. Each such option had an exercise price of $5.06 per share, which is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. The Company also granted an Initial Grant to Mr. Madavi upon his election to the Board of Directors. Mr. Madavi’s option had an exercise price of $4.50 per share, which is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. In addition, the Board of Directors granted Mr. Brooks an option to purchase 40,000 shares of the Company’s

Common Stock pursuant to the Company’s 1998 Stock Plan. Mr. Brooks’ option had an exercise price of $5.45 per share, which is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant, and vests and becomes exercisable in four equal annual installments. Dr. Miller did not receive an Initial Grant and will not receive any Subsequent Grant due to certain policies of his employer, Corning Incorporated.

Corporate Governance Matters

Corporate Governance Principles.    Avanex is committed to sound corporate governance. The Board of Directors has adopted Corporate Governance Principles, which are available on our website at http://www.avanex.com under “Investors — Governance — Corporate Governance Principles.”

Independence of the Board of Directors.    The Board of Directors has determined that, with the exception of Dr. Alessandrini and Dr. Major, all of its members are “independent directors” as defined in the listing standards of the Nasdaq Stock Market.

Contacting the Board of Directors.    Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@avanex.com. The e-mails are automatically forwarded unfiltered to our Lead Independent Director, who monitors these communications and forwards communication to the appropriate committee of the Board of Directors or non-employee director.

Code of Conduct.    We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers (including our principal executive officer, principal financial officer and controller) and employees, which is available on our website at http://www.avanex.com under “Investors — Governance — Code of Business Conduct and Ethics.” We will also post on this section of our website any amendment to the Code of Business Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq Stock Market.

Executive Sessions.    Our non-management directors meet in executive sessions, without management present, at least two times per year. The sessions are scheduled and chaired by the Lead Independent Director. Any independent director can request that an executive session be scheduled.

Attendance at Annual Stockholder Meetings by the Board of Directors.    Directors are encouraged, but not required, to attend the annual meeting of stockholders. No director attended the Company’s 2003 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors.    The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Committee to consider recommendations for candidates to the Board of Directors from stockholders. Such recommendations must be received by June 30 of the year in which the recommended candidate will be considered for nomination. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•	The Committee regularly reviews the current composition and size of the Board of Directors.

•	The Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for reelection at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Committee may consider appropriate.

•	While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the telecommunications industry and Avanex’s business in particular, (4) have qualifications that will increase the overall effectiveness of the Board of Directors and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Committee will review the qualifications of any such candidate, which review may, in the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO AVANEX’S 1999 DIRECTOR OPTION PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK SUBJECT TO

THE ANNUAL OPTION GRANT TO 20,000 SHARES

General

Avanex’s 1999 Director Option Plan (the “Director Plan”) was adopted by the Board of Directors and approved by the stockholders in January 2000 and became effective upon the completion of the Company’s initial public offering. The Director Plan provides for the grant of nonstatutory stock options to Avanex’s non-employee directors who do not directly or indirectly own one percent or more of the total voting power of the Company (each an “Outside Director”). Prior to the amendment of the Director Plan that is the subject of this Proposal Two, options were granted pursuant to the Director Plan to Outside Directors as follows: (1) on the date an individual first became an Outside Director, such individual was automatically granted a one-time nonstatutory stock option to purchase 40,000 shares of the Company’s Common Stock (the “Initial Grant”) and (2) immediately following each annual stockholder meeting, each Outside Director who continued as an Outside Director following such annual meeting was automatically granted a nonstatutory stock option to purchase 10,000 shares of Common Stock (a “Subsequent Grant”), except that Dr. Miller did not receive an Initial Grant and will not receive Subsequent Grants due to certain policies of his employer, Corning Incorporated.

Proposal

In January 2004, the Board of Directors adopted, subject to stockholder approval, an amendment to the Director Plan to increase from 10,000 to 20,000 the number of shares of Common Stock underlying a Subsequent Grant. Avanex believes this amendment is appropriate because of the substantial increase in the number of outstanding shares of the Company’s Common Stock resulting from the acquisition of the optical components businesses of Alcatel and Corning Incorporated in July 2003.

In addition, Avanex believes strongly that the approval of the amendment to the Director Plan is essential to the Company’s continued success. Stock options such as those provided under the Director Plan are vital to Avanex’s ability to attract and retain outstanding and highly skilled individuals to serve on the Board of Directors. Due to recent statutory and regulatory changes, directors are required to accept greater responsibility, devote more time to their service as directors, and in many instances require a specific expertise to serve. The proposed increase in the number of shares subject to a Subsequent Grant reflects the competitive market Avanex must face to attract and retain highly competent individuals to the Board of Directors on whose judgment, initiative, leadership and continued efforts the growth and profitability of the Company depend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of the Director Plan

The following paragraphs provide a summary of the principal features of the Director Plan, as proposed to be amended, and its operation. The following summary is qualified in its entirety by reference to the Director Plan, as set forth in Appendix A.

Background and Purpose of the Plan

The Director Plan is intended to attract and retain the best available Outside Directors, to provide them additional incentives, and to encourage their continued service on the Board of Directors.

Types of Awards Granted Under the Plan

The Director Plan permits the grant of nonstatutory stock options.

Administration of the Plan

All options granted under the Director Plan are automatic and nondiscretionary; however, to the extent the Director Plan requires administration, it is administered by the Board of Directors or by a committee designated by the Board of Directors (the “Administrator”). The Corporate Governance and Nominating Committee currently administers the Director Plan.

As of September 13, 2004, a total of 900,000 shares of Common Stock have been reserved for issuance under the Director Plan, and 670,000 shares remained available for future grant. The Director Plan provides for automatic annual increases each July 1 by an amount equal to the lesser of (i) 150,000 shares of Common Stock, (ii) 0.25% of the outstanding shares on that date, or (iii) a smaller amount determined by the Board of Directors.

Awards that Expire or are Forfeited

If an Initial Grant or Subsequent Grant expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Director Plan.

Eligibility to Receive Awards

The Director Plan provides that options may be granted only to Outside Directors.

Stock Options

A stock option is the right to acquire shares of Avanex’s Common Stock at a fixed exercise price for a fixed period of time. Under the Director Plan, each Outside Director will automatically be granted an Initial and Subsequent Grant in the manner described under the subsection titled “General” in this Proposal Two. However, if the amendment to the Director Plan is approved by Avanex’s stockholders, the Subsequent Grant will be an option to purchase 20,000 shares of Common Stock, rather than an option to purchase 10,000 shares of Common Stock.

The exercise price of the shares subject to an Initial Grant or Subsequent Grant is equal to 100% of the fair market value of the Company’s Common Stock on the date of grant.

An option granted under the Director Plan cannot generally be exercised until it becomes vested. One fourth of the shares subject to the Initial Grant vests and becomes exercisable one year after the grant date and an additional one fourth vests and becomes exercisable each year thereafter, such that the option is fully exercisable four years after its date of grant. Each Subsequent Grant vests and becomes 100% exercisable one year after the date such option is granted. Vesting of options is subject to the optionee continuing to serve as a director through the vesting date. Options granted under the Director Plan have maximum terms of ten years from the grant date.

The exercise price of each option granted under the Plan must be paid in full at the time of exercise. The Director Plan permits for payment to be made in cash, through the tender of shares that are already owned by the director, or by other means.

Termination of Status as a Director

If an optionee ceases to serve as a director of Avanex for reasons other than death or disability, the optionee may, but only within three months after the date that the optionee ceases to be a director (unless otherwise provided in the director’s option agreement), exercise an option to the extent that the optionee was entitled to exercise it at the date of such termination. In the event that an optionee’s status as a director terminates as a result of the optionee’s death or disability, all of the options held by the optionee under the Director Plan will be exercisable (to the extent the option was exercisable on the date of termination) for a period of twelve months following the date of such death or disability. However, in no event may the period of exercisability extend beyond the expiration date of the option.

Adjustment Upon Changes in Capitalization

In the event of changes in the outstanding Common Stock of Avanex by reason of any stock splits, reverse stock splits, stock dividends, combinations, or reclassifications of the Common Stock, or any other increase or decrease in the number of issued shares effected without receipt of consideration by Avanex, an appropriate adjustment shall be made by the Administrator, subject to any required stockholder action, to (1) the number of shares covered by each option, (2) the number of shares authorized for issuance under the Director Plan, (3) the price per share and (4) the number of shares issuable pursuant to the automatic grant provisions.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to the consummation of such proposed action.

Merger or Asset Sale

In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding options may be assumed or equivalent options may be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not assume or substitute an outstanding option, the Director Plan provides for the full acceleration of the exercisability of the option for a period of 30 days from the date of notice of acceleration to the holder of the option.

Change of Control

In the event of a change of control, as defined in the Director Plan, each outstanding option will accelerate and become fully vested and exercisable immediately prior to such change of control.

Nontransferability of Options

Options granted under the Director Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Amendment, Suspension or Termination of the Director Plan

The Board of Directors may at any time amend, suspend or terminate the Director Plan. Avanex will obtain stockholder approval of any amendment to the Director Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 under the Exchange Act or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the Common Stock is traded. No options may be granted during any suspension of the Director Plan or after termination of the Director Plan. Any amendment, suspension or termination of the Director Plan will not affect options already granted and such options will remain in full force and effect as if the Director Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the optionee and Avanex, which agreement must be in writing and signed by the optionee and Avanex. In any event, the Director Plan will terminate in January 2010. Any options outstanding under the Director Plan at the time of its termination will remain outstanding until they expire by their terms.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of options granted under the Director Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.    All options granted under the Director Plan are nonstatutory stock options. No taxable income is reportable when a nonstatutory stock option is granted to an Outside Director. Upon exercise, the Outside Director will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Tax Effect for the Company.    Avanex generally will be entitled to a tax deduction in connection with an option under the Director Plan in an amount equal to the ordinary income realized by the Outside Director and at the time the Outside Director recognizes such income.

Options to be Granted to Certain Individuals and Groups

Assuming Avanex obtains approval of the amendment to the Director Plan, the following table sets forth the aggregate number of shares subject to options that Avanex expects to be granted under the Director Plan during the current fiscal year.

Name	Number of Options (#)	Weighted Average Exercise Price ($)
Todd Brooks(1)	20,000	(2)
Vinton Cerf(1)	20,000	(2)
All current executive officers as a group(3)	—	—
All directors (other than executive officers) as a group (6 persons)(4)	100,000	(2)
All employees, excluding executive officers, as a group	—	—

(1)	Nominee for reelection as a director.

(2)	The exercise price of the options will be determined on the date of grant in accordance with the terms of the Director Plan.

(3)	Including each of the executive officers named in the Summary Compensation Table.

(4)	Dr. Miller will not receive a Subsequent Grant due to certain policies of his employer, Corning Incorporated.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On September 17, 2004, Ernst & Young LLP, the independent registered public accounting firm engaged to audit Avanex’s consolidated financial statements, resigned effective upon the earlier of the filing date of, or the due date for, Avanex’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2004. The Audit Committee of the Board of Directors did not recommend, nor was it asked to approve, Ernst & Young LLP’s resignation. As of September 23, 2004, the Audit Committee had not engaged a new independent registered public accounting firm for Avanex, but the Audit Committee had commenced the process of identifying and engaging a new independent registered public accounting firm. The reports of Ernst & Young LLP on Avanex’s consolidated financial statements for the years ended June 30, 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of Avanex’s consolidated financial statements for the years ended June 30, 2003 and 2004, and during the subsequent interim period, there were no disagreements between Avanex and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in its report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K during the years ended June 30, 2003 and 2004, or during the subsequent interim period. Ernst & Young LLP’s letter addressed to the SEC stating its agreement with certain statements made in Avanex’s current report on Form 8-K filed with the SEC on September 23, 2004, which are not materially different than the statements made herein, is filed as an exhibit to such current report on Form 8-K.

Ernst & Young LLP audited the Company’s financial statements from the Company’s inception in 1997 through fiscal year 2004. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

In the event that the Audit Committee has engaged a new independent registered public accounting firm prior to the date of the Annual Meeting, Avanex will invite a representative of the new independent registered public accounting firm to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Accounting Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2003 and 2004.

	Fiscal Year
	2003	2004
Audit Fees(1)	$737,000	$947,000
Audit-Related Fees(2)	1,284,000	110,000
Tax Fees(3)	69,000	313,000
All Other Fees(4)	—	47,000

Total	$2,090,000	$1,417,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2004 and June 30, 2003, for statutory audits, for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and for SEC filings for those years.

(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Fees” above.

(3)	Consists of fees for tax compliance, tax advice, and tax planning.

(4)	Consists of assistance with documentation pertaining to internal controls over financial reporting.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Avanex’s Common Stock, as of September 13, 2004, for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of the Company’s non-employee directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group.

Name	Common Stock Beneficially Owned(1)	Percentage Beneficially Owned(2)
Alcatel 54, rue la Boétie 75008 Paris France	35,369,834	24.56%
Corning Incorporated One Riverfront Plaza Corning, New York 14831-0001	19,474,542	13.52%
Walter Alessandrini(3)	4,919,898	3.41%
Jo S. Major, Jr.	2,000	*
Todd Brooks(4)	130,749	*
Vinton Cerf(5)	94,792	*
Syrus P. Madavi	—	*
Joseph A. Miller, Jr.(6)	19,474,542	13.52%
Joel A. Smith III(7)	103,700	*
Susan Wang(8)	20,000	*
Giovanni Barbarossa(9)	932,716	*
Douglas Hall(10)	46,875	*
Richard Laming	—	*
Jaime Reloj(11)	351,398	*
Adriano Zuccala(12)	31,250	*

All directors and executive officers as a group (20 persons)(13)	7,221,335	4.93%

*	Less than one percent of the outstanding Common Stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of Common Stock that the individual has the right to acquire within 60 days of September 13, 2004, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of Common Stock outstanding as of September 13, 2004 was 143,996,087.

(3)	Represents 4,351,388 shares held by the Alessandrini Family Trust dtd 7/20/00, of which Dr. Alessandrini is a trustee and over which he shares voting and dispositive power, 116,586 shares held by the C.J. Alessandrini Trust dtd 11/22/99, of which Dr. Alessandrini is a trustee and over which he shares voting and dispositive power, 116,587 shares held by the E.F. Alessandrini Trust dtd 11/22/99, of which Dr. Alessandrini is a trustee and over which he shares voting and dispositive power, 116,587 shares held by the V. Alessandrini Trust dtd 11/22/99, of which Dr. Alessandrini is a trustee and over which he shares voting and dispositive power and 218,750 shares issuable pursuant to options exercisable within 60 days of September 13, 2004.

(4)	Represents 58,249 shares held by Mr. Brooks and 72,500 shares issuable pursuant to options exercisable within 60 days of September 13, 2004.

(5)	Represents 2,292 shares held by Dr. Cerf and 92,500 shares issuable pursuant to options exercisable within 60 days of September 13, 2004.

(6)	Represents 19,474,542 shares held by Corning Incorporated. Dr. Miller is Senior Vice President and Chief Technology Officer of Corning Incorporated. Dr. Miller disclaims beneficial ownership of the shares held by Corning Incorporated.

(7)	Represents 50,000 shares held by Mr. Smith individually, 1,200 shares held by his spouse and 52,500 shares issuable pursuant to options exercisable within 60 days of September 13, 2004.

(8)	Represents 20,000 shares issuable pursuant to options held by Ms. Wang exercisable within 60 days of September 13, 2004.

(9)	Represents 728 shares held by Mr. Barbarossa and 931,988 shares issuable pursuant to options exercisable within 60 days of September 13, 2004.

(10)	Represents 46,875 shares issuable pursuant to options held by Dr. Hall exercisable within 60 days of September 13, 2004.

(11)	Represents 351,398 shares issuable pursuant to options held by Mr. Reloj exercisable within 60 days of September 13, 2004.

(12)	Represents 31,250 shares issuable pursuant to options held by Mr. Zuccala exercisable within 60 days of September 13, 2004.

(13)	Includes 2,379,982 shares issuable upon the exercise of options exercisable within 60 days of September 13, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended June 30, 2004, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that the following persons each filed one late Form 4 each reporting one transaction: Phillipe Bregi, Todd Brooks, Vinton Cerf, W. Brian Kinard, Linda Reddick, Joel A. Smith III, Susan Wang, Mark Weinswig and Adriano Zuccala. In addition, Mark Weinswig filed one late Form 3.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is currently composed of Ms. Wang, Mr. Smith and Mr. Madavi. No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2004 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	17,291,563	(2)	$6.32448	8,660,521	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	17,291,563		$6.32448	8,660,521

(1)	The Company’s 1998 Stock Plan provides that on July 1, the first day of the Company’s fiscal year, the number of shares authorized under the plan shall be increased by the lesser of (i) 6,000,000 shares, (ii) 4.9% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors. The Company’s 1999 Director Option Plan provides that on July 1, the first day of the Company’s fiscal year, the number of shares authorized under the plan shall be increased by the lesser of (i) 150,000 shares, (ii) 1/4 of 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors. The Company’s 1999 Employee Stock Purchase Plan provides that on July 1, the first day of the Company’s fiscal year, the number of shares authorized under the plan shall be increased by the lesser of (i) 750,000 shares, (ii) 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors.

(2)	This amount includes outstanding options to purchase 95,247 shares that were assumed in connection with previous mergers and acquisitions.

(3)	This amount includes 2,105,181 shares available for future issuance under the Company’s 1999 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation received by the Chief Executive Officer and each of the five most highly compensated executive officers during the last fiscal year for services rendered to the Company in all capacities for the three years ended June 30, 2004 (the “Named Executive Officers”):

							Long-Term Compensation
		Annual Compensation			Other Annual Compen- sation ($)		Securities Underlying Options/SARs (#)		All Other Compen- sation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)
Walter Alessandrini(1) President, Chief Executive Officer and Chairman of the Board of Directors	2004 2003 2002	322,115 162,308 —	250,000 — —		— — —		700,000 — —		1,600 — —	(2)

Giovanni Barbarossa Chief Technology Officer and Vice President, Product Development	2004 2003 2002	258,846 248,942 182,019	25,000 25,000 —		— — —		400,000 200,000 750,000		375 — —	(3)

Douglas Hall(4) Vice President, Optical Line Modules	2004 2003 2002	213,553 — —	281,828 — —	(5)	— — —		150,000 — —		— — —

Richard Laming(6) Vice President, Avanex UK	2004 2003 2002	89,435 — —	— — —		16,592 — —	(7)	150,000 — —	(8)	842,074 — —	(9)

Jaime Reloj(10) Vice President, Sales	2004 2003 2002	198,846 187,327 —	62,894 100,375 —	(11) (13)	— 2,500 —	(14)	250,000 255,000 —		331 — —	(12)

Adriano Zuccala(15) Vice President, Active Components	2004 2003 2002	300,618 — —	— — —		4,940 — —	(16)	100,000 — —		2,593 — —	(17)

(1)	Dr. Alessandrini became President and Chief Executive Officer in November 2002. Dr. Alessandrini served as President and Chief Executive Officer during the entire fiscal year ended June 30, 2004. In August 2004, Dr. Alessandrini retired as President and Chief Executive Officer, and Jo S. Major, Jr., was appointed President and Chief Executive Officer by the Board of Directors. Dr. Alessandrini retained his position as Chairman of the Board of Directors.

(2)	Consists of amounts paid by the Company for group term life insurance.

(3)	Consists of amounts paid by the Company for group term life insurance.

(4)	Dr. Hall became an executive officer and employee of Avanex in August 2003.

(5)	In connection with the Company’s acquisition of certain assets of Corning Incorporated in July 2003, Dr. Hall was to receive $281,828 from Corning Incorporated on December 2003, which obligation was assumed by Avanex.

(6)	Mr. Laming became an executive officer and employee of Avanex in August 2003 and resigned as an officer and employee of Avanex in November 2003.

(7)	Consists of pension payments from August 2004 through November 2004.

(8)	Mr. Laming resigned as an officer and employee of Avanex in November 2003, and none of Mr. Laming’s stock options was exercisable as of June 30, 2004.

(9)	Consists of $838,016 in severance payments made pursuant to a Compromise Agreement entered into between Avanex and Mr. Laming, which is described under the section entitled “Certain Transactions”

below, and $4,058 of payments to Mr. Laming for attorney’s fees associated with the negotiation of the Compromise Agreement.

(10)	Mr. Reloj was not an executive officer of Avanex in 2002.

(11)	Includes $15,073 of sales commissions earned in the previous fiscal year but paid in the last fiscal year.

(12)	Consists of amounts paid by the Company for group term life insurance.

(13)	Consists of amounts paid in sales commissions by the Company to Mr. Reloj.

(14)	Consists of amounts paid for an automobile allowance by the Company to Mr. Reloj.

(15)	Mr. Zuccala became an executive officer and employee of Avanex in August 2003.

(16)	Consists of amounts paid by the Company to the Italian Integrative Pension Plan for the benefit of Mr. Zuccala.

(17)	Consists of amounts paid by the Company for term life insurance.

Option Grants in Last Fiscal Year

The following table sets forth, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended June 30, 2004.

	Individual Grants
Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Year(2)	Exercise Price Per Share	Expiration Date(3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					0%	5%	10%
Walter Alessandrini	700,000	6.67%	$3.95	7/31/13	$—	$1,741,950	$4,396,350
Giovanni Barbarossa	200,000	1.91%	$3.95	7/31/13	$—	$497,700	$1,256,100
	200,000	1.91%	$1.975	7/31/13	$395,000	$892,700	$1,651,100
Douglas Hall	150,000	1.43%	$3.95	7/31/13	$—	$373,275	$942,075
Richard Laming(5)	150,000	1.43%	$3.95	7/31/13	$—	$373,275	$942,075
Jaime Reloj	125,000	1.19%	$3.95	7/31/13	$—	$311,063	$785,063
	125,000	1.19%	$1.975	7/31/13	$246,875	$557,938	$1,031,938
Adriano Zuccala	100,000	0.95%	$3.95	7/31/13	$—	$248,850	$628,050

(1)	The options in this table are nonstatutory stock options granted under the Company’s 1998 Stock Plan. All of these options have 10 year terms and vest as to 12/48 of the shares subject to the options on the first anniversary of the date of grant and the remainder vests at a rate of 1/48 of the shares subject to the option each month thereafter. Immediately upon a change of control of the Company, each of the options in this table will become vested and exercisable as to 50% of the shares underlying such option, if such options are not already vested. Upon or within twelve months of a change of control, if any such individual’s employment terminates as a result of an involuntary termination (other than for cause), each such option will become fully vested. In addition, if Dr. Alessandrini’s employment is terminated for any reason except for cause or if Dr. Alessandrini resigns for reasons of constructive termination, Dr. Alessandrini’s options will be accelerated to the greater of (i) six months of additional vesting or (ii) vesting through the first 25% of the total shares underlying the options.

(2)	Avanex granted options to employees to purchase 10,470,136 shares of Common Stock in the fiscal year ended June 30, 2004.

(3)	The options in this table may terminate before their expiration upon the termination of the optionee’s status as a director, employee or consultant or upon the optionee’s disability or death.

(4)

Under rules promulgated by the SEC, the amounts in these three columns represent the hypothetical gain or “option spread” that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options’ ten-year term at assumed annual rates of 0%, 5% and 10%. The column labeled “0%” shows the value of the options at the fair market price on the date of grant. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year).

The 0%, 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option, and there can be no assurance that the potential realizable values shown in this table will be achieved.

(5)	Mr. Laming resigned as an officer and employee of Avanex in November 2003, and none of Mr. Laming’s stock options was exercisable as of June 30, 2004.

Option Exercises and Holdings

The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during the fiscal year ended June 30, 2004 and the number of shares of the Company’s Common Stock subject to both exercisable and unexercisable stock options as of June 30, 2004. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s Common Stock as of June 30, 2004.

	Shares Acquired on Exercise	Value Realized ($)	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-The-Money Options at Year-End(1)
Name			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Walter Alessandrini	—	—	—	700,000	—	—
Giovanni Barbarossa	—	—	737,197	682,293	396,000	707,000
Douglas Hall	—	—	—	150,000	—	—
Richard Laming(2)	—	—	—	—	—	—
Jaime Reloj	47,677	235,896	245,336	415,289	183,987	652,474
Adriano Zuccala	—	—	—	100,000	—	—

(1)	The market value of underlying securities is based on the $3.89 closing price of the Company’s Common Stock on June 30, 2004 (the last trading day of the Company’s 2004 fiscal year) on the Nasdaq National Market, minus the exercise price.

(2)	Mr. Laming resigned as an officer and employee of Avanex in November 2003, and none of Mr. Laming’s stock options was exercisable as of June 30, 2004.

Employment and Change of Control Arrangements

The stock option agreements between the Company and Messrs. Alessandrini, Barbarossa, Hall, Laming, Reloj and Zuccala provide that immediately upon a change of control, as defined in the agreements, each such option will become vested and exercisable as to 50% of the shares underlying such option, if such options are not already so vested. Upon or within twelve months of a change of control, if any such individual’s employment terminates as a result of an involuntary termination, as defined in the agreements (other than for cause, as defined in the agreements), each such option will become fully vested and exercisable.

The stock option agreements between the Company and Dr. Alessandrini further provide that if Dr. Alessandrini’s employment is terminated for any reason except for cause or if Dr. Alessandrini resigns for reasons of constructive termination, Dr. Alessandrini’s options will be accelerated to the greater of (1) six months of additional vesting or (2) vesting through the first 25% of the total shares underlying the options.

Pursuant to Avanex’s 1999 Director Option Plan, immediately upon a change of control, as defined in the plan, options to purchase Avanex Common Stock will become fully vested and exercisable. In addition, options to purchase shares of Avanex Common Stock granted to each of Messrs. Brooks and Smith on October 18, 2001 and December 18, 2002, to Mr. Brooks on October 30, 2003 and to Dr. Cerf on December 10, 1999, October 18, 2001 and December 18, 2002 under Avanex’s 1998 Stock Plan contain similar provisions. Each of the stock option agreements of Messrs. Brooks, Cerf, Smith and Madavi and Ms. Wang provide for an exercise period extending until two years after the termination of such person’s service with Avanex, but in no event beyond the options’ normal expiration dates.

CERTAIN TRANSACTIONS

Transactions with Management and Others

In July 2003, in connection with our acquisition of the optical components business of Alcatel, we issued 35,369,834 shares of our Common Stock to Alcatel, and we entered into an intellectual property licensing agreement, supply agreement, frame purchase agreement and transition services agreement with Alcatel. As of September 13, 2004, Alcatel beneficially owned approximately 25% of our outstanding Common Stock. Pursuant to the supply agreement and frame purchase agreement, among other things, Alcatel agreed to purchase 70% of its requirements for certain qualified products from us for a period of three years, provided that we remain competitive with respect to these products. Products sold to Alcatel accounted for $31.8 million, or 30% of our net revenue during the fiscal year ended June 30, 2004. In addition, we purchased $4.0 million of raw materials and components from Alcatel during the fiscal year ended June 30, 2004. Pursuant to the transition services agreement, Alcatel agreed to provide certain services to us until July 31, 2004. We paid Alcatel $4.2 million during the fiscal year ended June 30, 2004 for such services.

In July 2003, in connection with our acquisition of the optical components business of Corning, we issued 21,474,542 shares of our Common Stock to Corning, and we entered into an intellectual property licensing agreement, optical fiber supply agreement and transition services agreement with Corning. As of September 13, 2004, Corning beneficially owned approximately 14% of our outstanding Common Stock. Pursuant to the optical fiber supply agreement, among other things, we agreed to purchase our requirements for certain dispersion compensating optical fiber from Corning for a period of four years, provided that Corning remains competitive with respect to these products. We purchased $23.7 million of raw materials and components from Corning during the fiscal year ended June 30, 2004. Pursuant to the transition services agreement, among other things, Corning agreed to provide certain services to us until July 31, 2004. We paid Corning $2.7 million during the fiscal year ended June 30, 2004 for such services. Pursuant to a stockholders’ agreement between Avanex, Corning Incorporated and Alcatel, Avanex has agreed that, so long as Corning owns five percent or more of the outstanding shares of Avanex Common Stock, Avanex will use reasonable efforts to have an individual designated by Corning elected to the Board of Directors of Avanex. Dr. Joseph Miller, Executive Vice President and Chief Technology Officer of Corning, currently serves on the Board of Directors of Avanex as the Corning designee.

Bruce Pollock resigned as an officer and employee of Avanex in November 2003. Pursuant to a Severance Agreement and Release dated November 25, 2003, Mr. Pollock received (i) a lump sum payment of $111,000, and (ii) six months of COBRA coverage.

Richard Laming resigned as an officer and employee of Avanex in November 2003. Pursuant to a Compromise Agreement dated November 21, 2003, Mr. Laming received (i) a lump sum payment of $366,100 on December 1, 2003, (ii) payments of $46,574, $48,160, $48,945, and $47,704 between December 2003 and March 2004, (iii) a final lump sum payment of $280,533 on April 30, 2004, and (iv) a payment of $4,058 to cover Mr. Laming’s attorney’s fees. The total amount of payments to Mr. Laming under this Compromise Agreement was $842,074.

Philippe Bregi resigned as an officer and employee of Avanex in August 2004. Pursuant to French labor law and a Compromise Agreement dated August 24, 2004 between Avanex France SA and Mr. Bregi, Mr. Bregi has received or will receive payments totaling 801,880 Euros, which represents (i) total payments of 435,880 Euros for legally stipulated amounts and (ii) 366,000 Euros for negotiated amounts, which have been paid and will continue to be paid in certain amounts over time. Pursuant to the Compromise Agreement, Mr. Bregi received 36,000 Euros (equivalent to $43,556) on August 24, 2004; 110,500 Euros (equivalent to $133,595) on August 25, 2004; and $16,667 Euros (equivalent to $20,042) on August 27, 2004. Further, for each of the five months beginning on September 2004 and ending on January 2005, the Company will pay Mr. Bregi 16,667 Euros per month, with a final payment of 555,378 Euros on February 8, 2005. Because the exchange rate between Euros and U.S. dollars fluctuates, the Company cannot determine the total amount to be paid in the future to Mr. Bregi in U.S. dollars. However, at the 1.2251 conversion rate for Euros to U.S. dollars on September 13, 2004, the total amounts paid and to be paid to Mr. Bregi are estimated to be $979,680.

In August 2004, Avanex entered into an at-will employment agreement with Jo Major (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Major received a signing bonus of $100,000. The Employment Agreement provides for an annual base salary of $350,000, as well as the potential for bonus payments upon achievement of certain performance goals established by the Compensation Committee. In connection with the Employment Agreement, Dr. Major was granted an option to purchase 1,200,000 shares of Common Stock at the fair market value on the date of grant. The option vests as to 450,000 shares on the first anniversary of the date of grant and will vest as to the remaining shares in 36 equal installments each month thereafter. If, during the first year of Dr. Major’s employment, Avanex terminates his employment without cause, Avanex must continue to pay Dr. Major’s salary for a period of 18 months, as well as pay a pro rata portion of bonus payments that Dr. Major would have otherwise been entitled to receive pursuant to the Employment Agreement. If, following the first year of Dr. Major’s employment, Avanex terminates his employment without cause, Avanex must continue to pay Dr. Major’s salary for a period of 12 months, as well as pay a pro rata portion of bonus payments that Dr. Major would have otherwise been entitled to receive pursuant to the Employment Agreement. Pursuant to the Employment Agreement, in the event of a “change of control,” as defined in the Employment Agreement, or upon Dr. Major’s termination following a change of control, Avanex must accelerate the vesting of all or a portion of Dr. Major’s option.

Certain Business Relationships

During the fiscal year ended June 30, 2004, JDS Uniphase Corporation purchased products and subcomponents, for itself and on behalf of its customers, from Avanex and made payments to Avanex in excess of five percent of Avanex’s consolidated gross revenues. Two of our directors, Dr. Major and Mr. Madavi, were executive officers of JDS Uniphase Corporation during the fiscal year ended June 30, 2004. Dr. Major was Senior Vice President and General Manager of the Components Business Group of JDS Uniphase until August 2004, and Mr. Madavi was President, Chief Operating Officer and a director of JDS Uniphase until October 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended June 30, 2004, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed Ernst & Young LLP’s independence with them.

Based upon the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Joel A. Smith III, Chair

Todd Brooks

Vinton Cerf

Joseph A. Miller, Jr.

Susan Wang

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Company’s Compensation Committee was formed in April 1999 and currently consists of Mr. Madavi, Mr. Smith and Ms. Wang. The Compensation Committee generally evaluates and approves the Company’s executive compensation policies, including the base salary levels and target incentives for the Company’s executive officers at the beginning of each year, and approves the performance objectives of the executive officers in their areas of responsibility. The Compensation Committee also administers the Company’s 1998 Stock Plan and the 1999 Employee Stock Purchase Plan. No member of the Compensation Committee is a former or current officer or employee of Avanex or any of its subsidiaries. Meetings of the Compensation Committee are also attended by members of management who provide background and market information and make recommendations to the Compensation Committee on salary levels, officer performance objectives, and corporate financial goals. However, members of management are not entitled to vote on any actions taken by the Compensation Committee, and Avanex’s chief executive officer is not present during deliberations or voting on his compensation.

Executive Officer Compensation Programs

Objectives.    The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans. The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

Base Salaries.    Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s level of responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are regularly reviewed and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s financial performance generally. The weight given each such factor by the Compensation Committee may vary from individual to individual.

Incentive Bonuses.    The Compensation Committee believes that an incentive bonus plan can serve to motivate the Company’s executive officers and management to achieve annual performance goals. During the fiscal year ended June 30, 2004, the Compensation Committee approved the Avanex Corporation Incentive Compensation Plan, or Incentive Plan, a copy of which is attached as Exhibit 10.5 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2004. Pursuant to the Incentive Plan, eligible employees will receive incentive payments if and when the Company achieves certain financial targets approved by the Compensation Committee. For instance, for the fiscal year ended June 30, 2004, the financial targets approved by the Compensation Committee related to the Company’s revenue, gross margins and operating cash consumption. The specific targets may vary from year to year. Pursuant to the Incentive Plan, incentive payments may be made in cash, stock or stock options. In addition, the Compensation Committee may pay incentive bonuses to executive officers of the Company based on subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance generally.

Stock Option Grants.    Stock options may be granted to executive officers and other employees under the 1998 Stock Plan. Because of the direct relationship between the value of an option and the stock price, the

Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the 1998 Stock Plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of past as well as future anticipated performance of the executive officer.

Other Compensation Plans.    The Compensation Committee also administers certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation plan.

Deductibility of Compensation.    The Compensation Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to certain of the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for certain executive officers, unless compensation is performance-based. The Compensation Committee is aware of the Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually based on the same factors discussed above for all executive officers. Dr. Alessandrini’s base salary for the year ended June 30, 2004 was $322,115. Dr. Alessandrini’s base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Dr. Alessandrini’s base salary was at the median of the base salary range for chief executive officers of comparable companies. In addition, Dr. Alessandrini received a cash bonus of $250,000 in fiscal year 2004 based upon his performance and contribution to the Company.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Susan Wang, Chair

Syrus P. Madavi

Joel A. Smith III

COMPANY STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on the Company’s Common Stock with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested on February 4, 2000 (the date of the Company’s initial public offering) in the Company’s Common Stock and in each of the indices discussed above, including reinvestment of dividends. No dividends have been declared or paid on the Company’s Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN

AMONG AVANEX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

OTHER MATTERS

The Board of Directors does not know of any other matter to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of Common Stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been enclosed.

THE BOARD OF DIRECTORS

Walter Alessandrini

Todd Brooks

Vinton Cerf

Syrus P. Madavi

Jo S. Major, Jr.

Joseph A. Miller, Jr.

Joel A. Smith III

Susan Wang

Fremont, California

September 29, 2004

APPENDIX A

AVANEX CORPORATION

1999 DIRECTOR OPTION PLAN

(as amended effective October 2004)

1. Purposes of the Plan.    The purposes of this 1999 Director Option Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be nonstatutory stock options.

2. Definitions.    As used herein, the following definitions shall apply:

(a) “Beneficial Owner” shall mean a “beneficial owner” (as defined in Rule 13d–3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 1% or more of the total voting power represented by the Company’s outstanding voting securities on the date of any grant hereunder.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the Effective Date; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

Notwithstanding the foregoing, in no event shall the initial public offering of the Company’s securities pursuant to a registration statement filed under Section 12 of the Exchange Act constitute a Change of Control.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Avanex Corporation, a Delaware corporation.

(g) “Director” means a member of the Board.

(h) “Disability” means total and permanent disability as defined in section 22(e)(3) of the Code.

(i) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(l) “Inside Director” means a Director who is an Employee.

(m) “Option” means a stock option granted pursuant to the Plan.

(n) “Optioned Stock” means the Common Stock subject to an Option.

(o) “Optionee” means a Director who holds an Option.

(p) “Outside Director” means a Director who is not an Employee and who is not the Beneficial Owner.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 1999 Director Option Plan.

(s) “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(t) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

3. Stock Subject to the Plan.    Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 300,000 Shares (the “Pool”), plus an annual increase to be added on the first day of the Company’s fiscal year beginning on January 1, 2001, equal to the lesser of (i) 150,000 shares, (ii) 1/4 of 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4. Administration and Grants of Options under the Plan.

(a) Procedure for Grants.    All grants of Options to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options.

(ii) Each Outside Director shall be automatically granted an Option to purchase 40,000 Shares (the “First Option”) on the date on which the later of the following events occurs: (A) the effective date of this Plan, as determined in accordance with Section 6 hereof, or (B) the date on which such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director or Beneficial Owner who ceases to be an Inside Director or Beneficial Owner but who remains a Director shall not receive a First Option.

(iii) Each Outside Director shall be automatically granted an Option to purchase 20,000 Shares (a “Subsequent Option”) on the date of the Company’s annual stockholder’s meeting each year provided he or she is then an Outside Director and if as of such date, he or she shall have served on the Board for at least the preceding six (6) months.

(iv) Notwithstanding the provisions of subsections (ii) and (iii) hereof, any exercise of an Option granted before the Company has obtained shareholder approval of the Plan in accordance with Section 16 hereof shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with Section 16 hereof.

(v) The terms of a First Option granted hereunder shall be as follows:

(A) the term of the First Option shall be ten (10) years.

(B) the First Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the First Option.

(D) subject to Section 10 hereof, the First Option shall vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the First Option on each anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

(vi) The terms of a Subsequent Option granted hereunder shall be as follows:

(A) the term of the Subsequent Option shall be ten (10) years.

(B) the Subsequent Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Subsequent Option.

(D) subject to Section 10 hereof, the Subsequent Option shall vest and become exercisable as to one-hundred percent (100%) of the Shares subject to the Subsequent Option on each anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

(vii) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

5. Eligibility.    Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 4 hereof.

The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

6. Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 16 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of the Plan.

7. Form of Consideration.    The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment.

8. Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder.    Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4 hereof; provided, however, that no Options shall be exercisable until shareholder approval of the Plan in accordance with Section 16 hereof has been obtained.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Continuous Status as a Director.    Subject to Section 10 hereof, in the event an Optionee’s status as a Director terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option, but only within three (3) months following the date of such termination (unless otherwise provided in the Optionee’s option agreement), and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

(c) Disability of Optionee.    In the event Optionee’s status as a Director terminates as a result of Disability, the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

(d) Death of Optionee.    In the event of an Optionee’s death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within twelve (12) months following the date of death, and only to the extent that the Optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of death, and to the extent that the Optionee’s estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

9. Non-Transferability of Options.    The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

10. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization.    Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 4 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale.    In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding Options may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable as provided in Section 4 hereof for so long as the Optionee serves as a Director or a director of the Successor Corporation. Thereafter, the Option or option shall remain exercisable in accordance with Sections 8(b) through (d) above. If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option shall become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and upon the expiration of such period the Option shall terminate.

For the purposes of this Section 10(c), an Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

Notwithstanding the foregoing, in the event of a Change of Control, each outstanding Option shall accelerate and become fully vested and exercisable immediately prior to such Change of Control with respect to one hundred percent (100%) of the Shares then subject to each outstanding Option.

11. Amendment and Termination of the Plan.

(a) Amendment and Termination.    The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination.    Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

12. Time of Granting Options.    The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4 hereof.

13. Conditions Upon Issuance of Shares.    Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

15. Option Agreement.    Options shall be evidenced by written option agreements in such form as the Board shall approve.

16. Shareholder Approval.    The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and any stock exchange rules.

ANNEX A

DETACH HERE	ZAVEC2

PROXY

AVANEX CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 29, 2004

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Walter Alessandrini and W. Brian Kinard and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Avanex Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Avanex Corporation to be held at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538, telephone (510) 897-4188 on Friday, October 29, 2004, at 10:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted “FOR” Proposal No. 1 and Proposal No. 2, as more specifically described in the Proxy Statement. With respect to the election of a director in Proposal No. 1, if you do not vote for the election of the nominee and do not specifically withhold your vote, then you will be deemed to have granted the above persons the authority to vote for the election of such nominee. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

AVANEX CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE	ZAVEC1

☒	Please mark votes as in this example.	#AVE

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” BOTH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL NO. 2.

				FOR	AGAINST	ABSTAIN
1. Election of Directors.			2. Proposal to approve an amendment to Avanex’s 1999 Director Option Plan as described in the accompanying Proxy Statement.	☐	☐	☐
Nominees:	(01) Todd Brooks (02) Vinton Cerf

	FOR ☐ ☐ ALL	WITHHOLD ALL	In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

☐
For all nominee(s) except as written above

			CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON			☐

Please sign, date and return this proxy card promptly using the enclosed envelope.

Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as an executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

Signature:	Date:	Signature:	Date: